Exhibit 10.5

AMTRUST FINANCIAL SERVICES, INC.
2010 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

AmTrust Financial Services, Inc.  a Delaware corporation, (the “Company”), hereby grants restricted stock units (“RSUs”) relating to shares of its common stock, $.01 par value, (the “Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in this Agreement. This grant is subject to the terms and conditions set forth in (i) this Agreement, and (ii) the 2010 Omnibus Incentive Plan (the “Plan”). Unless otherwise, defined herein, capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Award of RSUs	You have been granted ________ RSUs, subject to the terms and conditions of this Agreement and the Plan.
Grant Date	The effective date of this grant of RSUs is _______ ____, 20__ (“Grant Date”).
Vesting
RSUs shall vest in four equal installments of 25% on each of the first, second, third and fourth anniversaries of the Grant Date, provided you remain in Service (as defined below) on the vesting date.

“Service” means that you are currently an employee of the Company, are a member of the Company’s Board of Directors, or are otherwise providing services to the Company.

RSU Transferability	RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment or similar process.
Forfeiture of Unvested RSUS
Except as specifically provided in this Agreement or as may be provided in other agreements between you and the Company, no additional RSUs will vest after your Service has terminated for any reason and you will forfeit to the Company all of the RSUs that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Death
If your Service terminates because of your death, the RSUs granted under this Agreement will automatically vest as to the number of RSUs that would have vested had you remained in Service for the 12 month period immediately following your death.

Disability
If your Service terminates because of your Disability (as defined below), the RSUs granted under this Agreement will automatically vest as to the number of RSUs that would have vested had you remained in Service for the 12 month period immediately following your termination for Disability.

For purposes of this Agreement, “Disability” shall mean the Award holder is unable to perform the duties of their Service (or other services) (i) for a period of 90 consecutive days, or (ii) any 120 days during any consecutive 12 month period.

Termination For Cause
If your Service is terminated for Cause (as defined below), then you shall immediately forfeit all rights to your vested (but undelivered) and unvested RSUs and this award shall immediately terminate.

For purposes of this Agreement, “Cause” shall mean (a) willful misconduct or gross negligence; (b) conviction of a felony or conviction of a crime involving moral turpitude; (c) any act constituting fraud or the misappropriation or embezzlement of money or other property of any member of the Company; and (d) any willful act or course of conduct constituting an abuse of office or authority which has a material adverse impact on the Company’s reputation or financial condition.

Termination without Cause within 12 Months of Change in Control
If your Service with the Company (or any affiliate) is terminated by the Company without Cause within 12 months following the effective date of a “Change of Control,” the Board of Directors may accelerate the vesting of all or any portion of this RSUs award.

For purposes of this Agreement: “Change in Control” shall mean:
(i) any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act) other than Barry Zyskind, George Karfunkel, Michael Karfunkel, any subsidiary or any employee benefit plan of the Company or a subsidiary or former subsidiary, is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 50% of more of the total voting power of the Company’s then outstanding stock;

(ii) a tender offer (for which a filing has been made with the Securities and Exchange Commission (the “SEC”) that purports to comply with the requirements of Section 14(d) of the Exchange Act, and the corresponding SEC rules) is made for the stock of the Company. In case of a tender offer described in this paragraph (ii), the “Change of Control” will be deemed to have occurred upon the first to occur of (A) any time during the offer when the person (using the definition in (i) above) making the offer owns or has accepted for payment stock of the Company with 50% or more of the total voting power of the Company's outstanding stock or (B) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50% or more of the total voting power of the Company's outstanding stock when the offer terminates; or

(iii)  individuals who were the Board’s nominees for election as directors of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

Share Delivery Pursuant to Vested Units; Withholding Tax
On the vesting date (or as soon as practicable thereafter but in no event beyond 2½ months after the end of the calendar year in which the shares vest), at the Company’s option, (i) a brokerage account in your name will be credited with Stock representing the number of shares that vested under this grant (the “Vesting Shares”), or (ii) the Company shall physically deliver the Vesting Shares. If the vesting date is not a trading day, the Stock will be delivered on the next trading day. The Company will determine the number of the Vesting Shares necessary to cover the statutory minimum amount of federal, state, local, and foreign taxes that the Company is required to withhold with respect to the RSU vesting, rounding up to the nearest whole Share of Stock (the “Withholding Shares”).

By accepting this award of RSUs, you irrevocably (i) instruct the Company to deliver the Vesting Shares to your account; and (ii) authorize and direct the broker, to sell, on your behalf, the Withholding Shares at the market price per share at the time of such sale and to deliver the proceeds to the Company to be used to fund the payment of the withholding taxes. You further acknowledge that this irrevocable written instruction is intended to constitute an instruction pursuant to Rule 10b5-1 of the Exchange Act. The Company shall be responsible for the payment of any brokerage commissions relating to the sale of the Withholding Shares.

You acknowledge that until the first trading day following the broker’s sale of the Withholding Shares, you shall not be entitled to effect transactions in the net Vesting Shares, if credited to your brokerage account.

The purchase price for the vested Stock is deemed paid by your prior services to the Company. Withholding shall only be applicable to employees of the Company.
Recapture Rights
In the event that you violate any of your obligations pursuant to the Confidentiality, Non-Competition, or Non-Solicitation provisions of this Agreement, you agree to return to the Company, within five days of receipt of written demand from the Company, any gains you realize from the sale of all or any portion of the RSUs during the 12 months immediately preceding such violation, and any remaining unsold portion of your RSUs shall be immediately and totally forfeited.

Confidentiality
During your Service, you will have access to confidential or proprietary data or information of the Company (and its affiliates) and its operations.  You agree that you will not at any time divulge or communicate the Confidential Information (defined below) to any person, nor shall you direct any employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder), or use to the detriment of the Company (or any of its affiliates) or for the benefit of any other person, any Confidential Information.  This restriction shall survive your Service hereunder, whether by the normal expiration thereof or otherwise.

The term “Confidential Information” shall mean all information, whether or not reduced to written or recorded form, that is related to the Company and that is not generally known or accessible to members of the public and/or competitors of the Company nor intended for general dissemination, whether furnished by the Company or compiled by the employee, including, without limitation, relating to the Company’s (or any affiliate’s) financial performance, customers, existing or proposed future projects, prospects, or business strategies, personnel information, financial information, customer lists, supplier lists, trade secrets, information regarding operations, systems, services, know-how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data.

You understand the Company intends to maintain the confidentiality of the Confidential Information notwithstanding that employees of the Company may have free access to the information for the purpose of performing their duties with the Company, and notwithstanding that employees not expressly bound by agreements similar to this agreement may have access to such information for job purposes. You  acknowledge that Confidential Information need not be marked as such to preserve the confidential nature of the information.

Non-Competition
You acknowledge that (a) in the course of your Service with the Company and its affiliates, you have, and will continue to, become familiar with the Company’s and its affiliates’ trade secrets, methods of doing business, business plans and other valuable confidential and proprietary information concerning the Company, its affiliates, their customers and business partners and that your services have been and will be of special, unique and extraordinary value to the Company and its affiliates.  In consideration thereof and of this Award, during your Service with the Company or an affiliate and for a period of one (1) year thereafter, you shall not, without the Company’s prior written approval, become engaged, directly or indirectly, as a director, officer, employee or 5% or more stockholder or equity interest owner in, partner in, or consultant to, any business that is directly competitive with the business of the Company (or any affiliate) in any area or region where the Company (or any affiliate) conducts business (“Competition”).  Notwithstanding the foregoing, you shall not be deemed to be in Competition with the Company if you provide evidence satisfactory to the Company, in its sole and absolute discretion, that you: (i) work in a separate division, department or unit that does not compete with the business of the Company (or any affiliate); and (ii) will not have contact with the division, department or unit that does compete with the business of the Company (or any affiliate).  If you received your RSU grant as a non-employee member of the Company’s Board of Directors, this provision will not apply to you unless your Service is terminated for Cause (as defined above) or for cause pursuant to the Company’s Certificate of Incorporation.

Non-Solicitation
During Service and for a period of two (2) years thereafter, you shall not, directly or indirectly, on your own behalf or on behalf of any other person: (a) induce or attempt to induce any agent, affinity group or policyholder of the Company (or any affiliate), or any prior agent, affinity group or policyholder that was an agent, affinity group or policyholder within twelve (12) months of such contact, to withdraw, decrease or cancel its business with the Company (or any affiliate) or otherwise terminate any written or oral agreement or understanding or other relationship with the Company (or any affiliate); (b) solicit the business of any customer of the Company (or any affiliate), or any prior agent, affinity group or policyholder that was an agent, affinity group or policyholder within twelve (12) months of such contact, to the extent the business solicited is similar to, or competitive with, the business of the Company (or any affiliate); (c) solicit or attempt to solicit, or hire or attempt to hire, any person who is an employee, individual consultant or independent contractor of the Company (or any affiliate), or any prior employee, individual consultant or independent contractor that was an employee, consultant or independent contractor within twelve (12) months of such contact; or (d) induce or attempt to induce any person who is an employee, individual consultant or independent contractor of the Company (or any affiliate) to terminate or limit his or her Service or other relationship with the Company (or any affiliate), or any prior employee, individual consultant or independent contractor that was an employee, individual consultant or independent contractor within twelve (12) months of such contact.

No Right to Employment	Neither your RSUs nor this Agreement give you the right to be retained by the Company in any capacity and your Service may be terminated at any time and for any reason.
Shareholder Rights
You have no rights as a shareholder unless and until the Stock relating to the RSUs has been issued to you (or an appropriate book entry has been made). Except as described in the Plan or herein, no adjustments are made for dividends or other rights if the applicable record date occurs before your Stock is issued (or an appropriate book entry has been made).

You will not be entitled to any dividends on any unvested RSUs.

Applicable Law	This Agreement shall be governed by the laws of the State of Delaware, with consent to jurisdiction by you in the State of New York.

Data Privacy
To administer the Plan, the Company may process personal data about you. Such data includes the information provided in this Agreement, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this award, you consent to the Company’s processing of such personal data and the transfer of such data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons designated by the Company to administer the Plan and the Plan prospectus.

Consent to Electronic Delivery
Certain statutory materials relating to the Plan may be delivered to you in electronic form. By accepting this grant, you consent to electronic delivery and acknowledge receipt of these materials, including the Plan.

 This Agreement is not a stock certificate or a negotiable instrument.

By accepting your grant, you agree to the terms and conditions in this Agreement and in the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms and conditions of the Plan.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year below.

AMTRUST FINANCIAL SERVICES, INC

By:
Its:	Date: ___________________________

EMPLOYEE

Date:____________________________
Name: